EXHIBIT 99.1

Jameson Inns, Inc.
8 Perimeter Center East, Suite 8050    Atlanta, Georgia 30346    (770) 901-9020
FAX (770) 901-9550

FOR IMMEDIATE RELEASE

June 18, 2002

	Contact:	Craig R. Kitchin
President and Chief Financial Officer
(770) 901-9020

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR SECOND QUARTER

Atlanta, GA, June 17/PRNewswire/ — Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $.578125 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the second quarter of 2002. The cash dividend is payable on July 22, 2002, to shareholders of record on June 28, 2002. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the second quarter of 2002. The cash dividend is payable on July 22, 2002, to shareholders of record on June 28, 2002. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.